Exhibit 99.3

Capital Stage AG, Hamburg

THE INFORMATION CONTAINED IN THIS NOTICE IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE DOING SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Notice pursuant to section 23 (1) No. 2 of the German Securities Acquisition and Takeover Act

Capital Stage AG announces that at the end of the acceptance period of the voluntary public Takeover Offer to CHORUS Clean Energy AG ("CHORUS") shareholders on September 16, 2016 84.23% of CHORUS shareholders accepted the Takeover Offer. The minimum acceptance rate of 50% plus one share was exceeded and thus a condition to closing is fulfilled. As described in the Offer Document CHORUS shareholders who have not yet tendered their shares may accept the Takeover Offer subject to the same conditions from September 22, 2016 until midnight (CET) October 5, 2016 (so called additional acceptance period).

Hamburg, September 21, 2016

Capital Stage AG

The Management Board

Important information: The offer is made for the securities of a German company and is subject to German disclosure requirements, which are different from the rules of U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Financial statements included in the offer document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of US companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Germany, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court's judgment. The issuer may purchase securities otherwise than under the offer.